As Filed With The Securities And Exchange Commission On April 12, 2006

                           REGISTRATION NO. __________



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             TARPON INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

             Michigan                                 30-0030900
   (State or other jurisdiction of                  (I.R.S.  Employer
   incorporation or organization)                  Identification No.)

                                2420 Wills Street
                              Marysville, MI 48040
                                 (810) 364-7421
              ----------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                J. Peter Farquhar
                             Chief Executive Officer
                                2420 Wills Street
                              Marysville, MI 48040
                                 (810) 364-7421
              ----------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Stuart M. Sieger, Esq.
                               Seth I. Rubin, Esq.
                         Ruskin Moscou Faltischek, P.C.
                               1425 Reckson Plaza
                             East Tower, 15th Floor
                               Uniondale, NY 11556
                                 (516) 663-6600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEES

-------------------------------------------------------------------------------
Title           Amount to be     Proposed      Proposed     Registration Fee
of each         registered       maximum       maximum
class of                         Offering      aggregate
securities                       price per     offering
to be                            share (1)     price (1)
registered
-------------------------------------------------------------------------------
Common         2,224,862 shares   $2.51        $5,584,404        $598
Stock,
no par
value

-------------------------------------------------------------------------------

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the closing price per share of the Common Stock reported on the American Stock Exchange on April 11, 2006, which was $2.51.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.


                             TARPON INDUSTRIES, INC.
                     Cross Reference Sheet Showing Location
                          in Prospectus of Information
                          Required by Items of Form S-3

     Item and Heading                           Location in Prospectus

1.   Forepart of the Registration               Outside Front Cover
     Statement and Outside                      Page
     Cover Page of Prospectus
2.   Inside Front and Outside                   Inside Front and
     Back Cover Pages of                        Outside Back Cover
     Prospectus                                 Pages of Prospectus
3.   Summary Information, Risk Factors          Summary of Prospectus;
     and Ratio of Earnings to Fixed Charges     Risk Factors
4.   Use of Proceeds                            Not Applicable
5.   Determination of Offering Price            Outside Front Cover
                                                Page
6.   Dilution                                   Not Applicable
7.   Registering Shareholder                    Registering
                                                Shareholders
8.   Plan of Distribution                       Plan of Distribution
9.   Description of Securities to be            Description of Capital
     Registered                                 Stock
10.  Interest of Named Experts and Counsel      Legal Matters; Experts
11.  Material Changes                           The Company
12.  Incorporation of Certain Information       Incorporation of
                                                Certain Information by
                                                Reference
13.  Disclosure of Commission Position on       Disclosure of
     Indemnification for Securities Act         Commission Position
     Liabilities                                on Indemnification
                                                for Securities Act
                                                Liabilities
14.  Other Expenses of Issuance and             Other Expenses of
     Distribution                               Issuance and
                                                Distribution
15.  Indemnification of Officers                Indemnification of
     and Directors                              Directors and Officers
16.  Exhibits                                   Exhibits
17.  Undertakings                               Undertakings

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                   SUBJECT TO COMPLETION, DATED APRIL 12, 2006

                             TARPON INDUSTRIES, INC.
PROSPECTUS
                        2,224,862 SHARES OF COMMON STOCK

     This prospectus covers up to 2,224,862 shares of Common Stock, no par value, of Tarpon Industries, Inc., a Michigan Corporation, (the "Company") which may be offered and sold from time to time for the account of the person who is identified herein and any other person who obtains the right to sell shares hereunder, (the "Registering Shareholder"). THE COMPANY WILL RECEIVE NO PART OF THE PROCEEDS OF ANY SALES OF THE SHARES.

     The distribution of the Shares by the Registering Shareholder may be effected from time to time in one or more transactions on the American Stock Exchange ("AMEX") (which may involve block transactions), in negotiated transactions, or otherwise, and at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution." The Registering Shareholder may receive discounted amounts or pay commissions, in amounts to be negotiated. The Registering Shareholder and any such brokers may be deemed "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares sold by them. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold by a Registering Shareholder under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." The Company anticipates incurring expense totaling approximately $____ payable in connection with the registration of the Shares.

     The Common Stock of the Company is traded on the AMEX under the symbol "TPO". On April 11, 2006 the closing sale price of the Company's Common Stock on the AMEX was $____ per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               THE DATE OF THIS PROSPECTUS IS _____________, 2006.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at 100 F Street, NE, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at 3 World Financial Center, Room 4300, New York, New York 10281 and at the Midwest Regional Office of the Commission at 175
W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F. Street, N.E., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company that is filed electronically with the Commission and the address of such Web site is www.sec.gov.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company that have been filed with the Commission are hereby incorporated by reference in this Prospectus: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (b) Reports on Form 8-K dated February 7, 2006, February 9, 2006, March 24, 2006, March 31, 2006, April 3, 2006 and April 4, 2006 and (c) all documents subsequently filed by the Registrant (see below).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to Office of the President at Tarpon Industries, Inc., 2420 Wills Street, Marysville, MI 48040, (810) 364-7421.


                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus or in the documents incorporated by reference constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "plan," "intend," "propose," "estimate," "continue," "predict" or similar expressions, with respect to various matters. Our actual results are likely to differ materially from those projected in the forward-looking statements due to numerous factors, particularly those discussed in "Risk Factors." All forward-looking statements in this report are based on information available to us on the date of this report. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this report or otherwise.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus and information incorporated by reference.

The Company

     We, through our subsidiary companies, manufacture and sell structural and mechanical steel tubing and engineered steel storage rack systems. We were incorporated in Michigan on January 16, 2002 and have made three acquisitions commencing in 2004. Our subsidiaries are Eugene Welding Co., or "EWCO," acquired in April 2004, Steelbank Tubular, Inc., or "Steelbank," acquired in May 2004, and substantially all of the assets and business, other than the real estate, of the Haines Road facility of Bolton Steel Tube Co., Ltd., in February 2005. The Haines Road real estate and buildings were purchased in May of 2005. The Haines Road Facility and its real-estate were then combined into Steelbank.

     EWCO has two manufacturing facilities in Michigan, 80 miles north of Detroit, and Steelbank has a manufacturing facility in Mississauga, Ontario, Canada, a suburb of Toronto.

     We have signed a definitive agreement to purchase the assets of J & J Tube Inc. ("J&J") for approximately $5 million less closing adjustments. The transaction would be paid for through a combination of cash, seller notes and Tarpon Stock. J & J Tube is located in southern Kentucky and is a manufacturer of mechanical steel tubing. J&J sells primarily to the agricultural gate and fencing markets. The definitive agreement to acquire J & J is subject to completion of due diligence and certain closing conditions. The conditions include the presentation of a clean environmental report and delivery of audited financial statements, which may vary from the company's unaudited statements and representations. Accordingly, there can be no assurance that the acquisition will be consummated. Tarpon is in the process of securing financing for the acquisition, which is scheduled to close in the late second quarter or early third quarter of 2006. We intend to seek other acquisitions in the steel tubing and steel fabrication industries.

     Our executive offices are located at 2420 Wills Street, Marysville, Michigan 48040. Our telephone number is (810) 364-7421. Our e-mail address is tarponir@tarponind.com and our web site address is http://www.tarponind.com. Information accessed on or through our web site does not constitute part of this report.

The Offering

---------------------------------------------------------- ------------------
Common shares offered by the offering shareholder           2,224,862 shares
---------------------------------------------------------- ------------------
Common share equivalents presently outstanding              4,640,130  shares,
                                                            not  including
                                                            3,837,154  shares
                                                            described below (1)
---------------------------------------------------------- --------------------
Common shares to be outstanding immediately after this      6,864,992 shares,
                                                            not including
                                                            1,612,292 shares
                                                            offering described
                                                            below (2)
---------------------------------------------------------- -------------------

--------------
(1) Does not include a total of 1,612,292 shares issuable upon the exercise of warrants issued in connection with our 2004 note financing and our 2005 public offering and under options issued under our employee stock option plan and (b) 2,224,862 shares issuable on conversion of the Laurus note and on exercise of the Laurus warrant.

(2) Does not include a total of 1,612,292 shares issuable upon the exercise of warrants issued in connection with our 2004 note financing and our 2005 public offering and under options issued under our employee stock option plan


                                  RISK FACTORS

     Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating the Company and its business before making an investment decision.


     You should carefully consider the specific factors listed below, together with the cautionary statement under the caption "Cautionary Statement Regarding Forward Looking Statements" and the other information included in this report. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of any investment in our common stock.

Risks Relating to Our Business

We have a history of losses, and may not achieve profitability in the future, which would adversely affect the price of our common shares.

     For the year ended December 31, 2005, we reported a net loss of $7.3 million. From our inception on January 16, 2002 through December 31, 2005, we incurred net losses of approximately $10.7 million. Tarpon has funded such losses and a portion of its acquisition costs through equity investments, credit facilities and through the proceeds of its initial public offering. If Tarpon's operating subsidiaries are not able to attain profitability, they would be unable to continue operations.

Our liquidity may not be sufficient to sustain operations.

     Based on our current business plans, we believe that our existing cash resources will be sufficient to fund its operating losses, capital expenditures, debt payments and working capital requirements for the next 12 months. The estimated length of time that our cash resources will sustain operations is based on management assumptions. These estimates and assumptions are subject to change as a result of actual experience. We may not be able to attain profitability. Failure to generate sufficient revenues, achieve certain other business plan objectives or raise additional funds could have a material adverse effect on our results of operations, cash flows and financial position, including our ability to continue as a going concern.

     Management's plans include completing the cost reduction begun in January 2006, improved receivables and inventory management, maintaining of margins as steel prices fluctuate, and continuing the development of its customers and markets through its sales initiatives.

     There can be no assurance that we will be able to achieve our business plan objectives or that we will be able to generate cash flows from operations. If we are unable to generate adequate funds from operations or raise additional funds, we may not be able to repay our existing debt or fund operations.

We have mortgages coming due on Steelbank's plant.

     We currently have mortgage financing for the Steelbank facility, which becomes due in June 2006. We are seeking to pay the same through a potential sale and lease back transaction and have signed a definitive agreement for this transaction. If we are unsuccessful in completing this transaction, Steelbank's facility could become subject to foreclosure, which could have a material affect on our operations. We could be evicted from the premises which would likely require us to discontinue Steelbank business for a significant period of time or even permanently.

Our level of indebtedness materially affects our operations and even our survival.

     As of December 31, 2005 our total consolidated indebtedness for borrowed money, including current maturities, was approximately $20.6 million. Subject to the limits on EWCO and Steelbank pursuant to their credit facilities, we may incur additional debt in the future. Our level of indebtedness and the debt servicing costs associated with that indebtedness will require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes. In addition, a material default in our indebtedness could result in the failure of our business.

Covenant restrictions in our credit facilities may limit our ability to operate our business and, if we do not comply with them, may prevent us from borrowing under those facilities and may require us to seek to refinance our loans.

     We are currently in violation of certain financial covenants for the EWCO and Steelbank credit facilities. As a result of these violations and cross collateral terms in our convertible note we are in violation of covenants with the note holder.

     We are currently negotiating with our lenders to obtain waivers and reset our covenant levels in order to comply with our lending agreements. We are also in violation with our lender due to the issuance of a qualified opinion. We have obtained a waiver from our lender of the convertible note concerning this issue. There can be no assurance that we will be successful in our negotiations to obtain waivers or new covenants.

     EWCO has a credit facility secured by all of its assets. Its loan agreement requires it to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO's ability to make capital expenditures and incur additional debt.

     Steelbank has a credit facility secured by all of its personal property. Its credit facility prohibits Steelbank from guaranteeing additional indebtedness, incurring indebtedness, creating liens, paying dividends, making certain types of investments, entering into transactions with affiliates, making capital expenditures, selling assets, merging with other companies or entering into any transactions outside of the ordinary course of business. It also requires it to maintain certain financial tangible net worth debt service coverage and interest coverage.

     These covenants for EWCO and Steelbank affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. Moreover, our failure to comply with the financial or other covenants could result in an event of default that, if not cured or waived, could prevent us from borrowing under our credit facilities and could cause us to seek to refinance our borrowings.

     Tarpon has a convertible term note secured by certain assets of Tarpon and its subsidiaries and the equity interests of Tarpon's subsidiaries. The note requires Tarpon to use the proceeds to repay certain obligations, finance acquisitions and fund other working capital needs. In addition, as long as 25% of the principal amount of the note is outstanding, Tarpon is, without the prior written consent of the lender, prevented from declaring or paying dividends, issuing or redeeming certain types of preferred stock and equity, materially altering or reorganizing the business, incurring, assuming, guaranteeing or canceling any additional indebtedness (exclusive of certain trade debt, debt incurred to finance the purchase of equipment, financing incurred to replace debt on terms no less favorable than the debt being replaced and other debt not considered to have a material impact on the balance sheet). It also provides the lender with first right of refusal to provide additional financing to Tarpon or any of its subsidiaries subject to certain terms and conditions.

Rising interest rates have a substantial impact on our interest expense under our working capital loans and impact our ability to make our debt payments.

     Interest under our existing and proposed working capital facilities and long term debt financing accrues at fluctuating rates. Rising interest rates could have a substantial impact on our interest expense and will impact our ability to make our debt payments. As of December 31, 2005, each 1% increase in prime rates would result in an approximate increase of $180,000 in our yearly interest expense under such facilities, assuming they are at the maximum permitted amounts.

We face the loss of a significant customer

     On October 21, 2005, an involuntary bankruptcy petition was filed against C & W Industries, Inc. (FENCEMaster), which was subsequently converted into a Chapter 11 filing. FENCEMaster was a significant customer to us, representing approximately 9% of our 2005 sales. In 2005, we wrote off $925,000 in unsecured debt. On December 15, 2005 the remaining assets of FENCEMaster were sold to another party. We have retained the business of such other party through June 2006 and may retain the same thereafter although there can be no assurance of the same. In any case, there can be no assurances that we will retain either the same volume or margins experienced in 2005.

There are risks associated with our acquisition strategy, including our inability to successfully complete acquisitions, our assumption of liabilities, dilution of your investment, significant costs and additional financing required.

     We intend to continue to expand our markets and customers through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers, distributors or both. Risks associated with our current and potential acquisitions include the disruption of our ongoing business, problems retaining the employees of the acquired business, assets acquired proving to be less valuable than expected, the potential assumption of unknown or unexpected liabilities, costs and problems, the inability of management to maintain uniform standards, controls, procedures and policies, the difficulty of managing a larger Company, the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprises and the difficulty of integrating the acquired operations and personnel into our existing business.

     We may use our common shares or other securities to finance a portion of the consideration for future acquisitions, either by issuing them to pay a portion of the purchase price or selling additional shares to investors to raise cash to pay a portion of the purchase price. If our common shares do not maintain sufficient market value or potential acquisition candidates are unwilling to accept our common shares as part of the consideration for the sale of their businesses, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition opportunity, and our growth could be limited. In addition, securities issued in such acquisitions may dilute the holdings of our current or future shareholders. Our common shares are now at historically low prices.

Our existing financial resources are not sufficient to finance any additional acquisitions.

     If we are unable to consummate additional acquisitions with our common shares, which is likely, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition. We have no arrangements for obtaining such capital at this time.

We do not have a significant combined operating history with our acquired companies, so historical financial information is not necessarily a good indicator of future results of operations or financial condition; we have limited experience operating and integrating steel tube and pipe and steel storage rack system manufacturers and distributors.

     In 2004, we acquired EWCO and Steelbank, and in 2005, we acquired Haines Road which was combined with Steelbank. All of our senior management group joined us in 2004 or later, and two senior EWCO managers resigned following our purchase of EWCO. As a result, our experience as a unified enterprise in operating steel manufacturers and distributors is very limited, and the financial information regarding our acquired companies included in this report substantially reflects their operations before we acquired, managed and controlled them and may not be indicators of their future results of operation or financial condition. In addition, our lack of a combined operating history may result in difficulty integrating our operations, service interruptions to our customers, inefficiencies and conflicts.

Our success depends on our ability to attract and retain key personnel.

     Our present and future performance depends on the continued service of our key sales, production and senior management personnel and consultants. Our key employees include J. Peter Farquhar, our Chief Executive Officer, Patrick J. Hook, our President and Chief Operating Officer, James Bradshaw, Vice President, Mechanical Tube Division, and C. David Weaver, Vice President of Sales & Engineering in EWCO's SpaceRak(R) division. We have retained Bainbridge Advisors, Inc., an advisory firm primarily owned by Gary D. Lewis, our former Chairman of the Board, President and Chief Executive Officer, to provide general advice and services and to assist us in completing and integrating our acquisitions. The loss of the services of any of these individuals or entities could have an adverse effect on us. Mr John Mayfield, our Chief Financial Officer and Chief Accounting Officer resigned on March 31, 2006 for family reasons, after the filing of our Annual Report on Form 10-K, which he signed. We will search for a replacement, although we have no assurance as to when a replacement will be hired. We do not maintain any significant key man life insurance on any of our key personnel.

Our internal financial reporting procedures are still being developed and we will need to allocate significant resources to meet applicable internal financial reporting standards.

     Our management has evaluated, with the participation of our principal executive and principal financial officers, the effectiveness of our disclosure controls and procedures as of December 31, 2005. Based on their evaluation and review, our principal executive and principal financial officers have concluded that these controls and procedures, as designed and implemented, are not operating effectively. There was no change in our internal control over financial reporting identified in connection with such evaluation that occurred during our fourth fiscal quarter ended December 31, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, except that we hired additional staff, which will help improve our internal controls over financial reporting. Disclosure controls and procedures are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

     Until April 2004, we consisted only of a holding company with no operations. In April and May 2004, we acquired EWCO and Steelbank. These companies were established private companies with accounting procedures not suitable for public company reporting. In February 2005, we acquired Haines Road which was combined with Steelbank. This was one operation of a larger private company, again with accounting procedures which were not suitable for public company reporting.

     Our Independent Registered Public Accounting Firm has identified a variety of material weaknesses in our internal financial reporting procedures. These material weaknesses stem in significant part from the acquisition policy which we are following in which private, unrelated companies are being combined. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weaknesses are as follows:

     A. A lack of formalized accounting policies and procedures, including written procedures for monthly, quarterly and annual closing of our financial books and records.

     B. A lack of common systems or a common chart of accounts and we use spreadsheets to perform consolidations, which has resulted in errors.

     C. Insufficient resources and knowledge to adequately complete the process and documenting, testing, and evaluating our internal controls over financial reporting required by the Sarbanes-Oxley Act.

     D. Account reconciliations and supporting documentation not prepared on a timely basis.

     E. Duties and control activities within the finance function have not been appropriately segregated.

     F. The Company does not have a formal process to ensure that appropriate system access is granted.

     G. A lack of adequate process to identify and ensure that non-standard journal entries are subject to an appropriate level of review.

     H. Little review or oversight of the reporting process which has resulted in the inability to detect errors.

     I. The Company's invoicing system relies on certain manual controls which may not be sufficient to minimize the risk of incorrect revenue recognition, and

     J. The Company is required to comply with the provisions of Sections 302, 906 and 404 of the Sarbanes-Oxley Act. Section 404 requires the Company to document, test, and evaluate its internal controls over financial reporting and have its independent auditor conduct an evaluation of and report on management's evaluation process in the near future. In addition, we will also be required to audit and report on the effectiveness of internal controls. All material weaknesses identified in this process are required to be disclosed in the Company's reporting with the Securities and Exchange Commission (SEC). Our experience with the documentation, testing and audit process has identified that significant resources are required to complete this exercise and considerable costs are incurred. We do not believe that the Company currently has the resources or knowledge to adequately complete this process which could result in a failure to file the appropriate reports with the SEC.


     As a public Company, we have significant requirements for enhanced financial reporting and internal controls. We are taking steps to unify the financial reporting of all of our component companies, to increase our accounting and information technology staff and to put in place internal controls concerning accounting entries and adjustments, with full documentation, which are responsive to the issues raised by our independent auditors, and, as of this time, we have made progress on these points. We have hired additional staff and are in the initial planning phase of upgrading our information technology systems. We expect these steps to be completed by December 31, 2006, but it is possible that they might not be completed by then.

     These efforts require significant time and resources. If we are unable to establish appropriate internal financial reporting controls and procedures, our reported financial information may be inaccurate and we will encounter difficulties in the audit or review of our financial statements by our independent auditors, which in turn may have material adverse effects on our ability to prepare financial statements in accordance with generally accepted accounting principles and to comply with our SEC reporting obligations.


Our products are viewed as commodities and are subject to intense competition based principally on price.

     Our structural and mechanical steel tubing and steel storage rack system products are essentially commodities. As a result, we are subject to intense competition, principally based on price and secondarily based on how closely the product conforms to specifications, product availability, delivery and service. Some of our competitors are larger than we are, have larger product lines, have more diversified businesses, have well-established reputations and customer relationships and have greater financial, engineering, manufacturing, marketing, distribution and management resources than we do and are more able to engage in price competition.


Our products have limited geographic markets.

     Because of the size and weight of structural and mechanical steel tubing and the resulting costs of transportation and price competition, it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers' short lead-time requirements limit the market for our steel tubing products.

The volatile nature of steel prices has and could adversely affect our sales and operating profits.

     The cost of steel for manufacturing our products represented approximately 67% of Company revenues in 2005. As a result, steel prices, which are highly volatile and cyclical in nature, materially affect our business. Changes in steel prices have a significant impact on the margins of our products. While we attempt to recover any increase in steel costs by increasing the price of our product, increases in the prices of our products might not fully compensate for steel price increases and can lag behind increases in steel prices, adversely affecting our gross profit margins. Due to inventory carrying costs and general market dynamics, decreases in steel costs have historically resulted in reduction of volume and gross profit margins, which occurred in 2005. Steel prices for our base steel coil declined approximately 23% over the first eight months of 2005 and increased approximately 9% over the last four months of 2005.

We are dependent on a few suppliers for a significant portion of our steel, so interruption of that supply could impair our ability to manufacture our products or require us to pay higher prices to obtain steel.

     In 2005, we purchased approximately 34% in dollar value of our steel from four suppliers. While we believe steel is generally available from a number of suppliers, the loss of any of our present suppliers, interruption of production at one or more of these suppliers or any other disruption in the supply of steel from these suppliers could impair our ability to manufacture our products or require us to pay higher prices to obtain steel from other sources. We do not intend to maintain significant inventories of steel.

A majority of our employees are covered by collective bargaining agreements that could subject us to additional labor costs or strikes.

     As of February 12, 2006, approximately 121 EWCO employees are covered by a collective bargaining agreement with the International Brotherhood of Teamsters that expires in October 2006. While we believe our relations with these employees are good, if we are unable to renew the collective bargaining agreements on mutually agreeable terms, it would result in labor disruptions, strikes, plant shutdowns and increased labor costs, which could result in lost sales and increase the costs of producing our products.

We are dependent on third parties to transport our products, so their failure to transport our products could adversely affect our earnings, sales and geographic market.

     We use third parties for the majority of our shipping and transportation needs. If these parties fail to deliver our products in a timely fashion, including due to lack of available trucks or drivers, labor stoppages, or traffic delays at the U.S. or Canadian borders, or if there is an increase in transportation costs, including due to increased fuel costs, it would have a material adverse effect on our earnings and could reduce our sales and geographic market.

Steelbank's operations are located in Canada, and exchange rate fluctuations between the US and Canadian dollar will affect our results of operations.

     Steelbank's sales and operating costs are transacted primarily in Canadian dollars. As a United States Company, we will be exposed to cash flow and earnings volatility as a result of fluctuations in relative currency values. In particular, our results of operations may be adversely affected by a strengthening of the United States dollar against the Canadian dollar. A strengthening of the Canadian dollar against the United States dollar would adversely affect our ability to export products manufactured in Canada.

Seasonal fluctuations affect demand for our products.

     We experience seasonal fluctuations in demand for our products. Historically, the demand for our steel tubing products typically peaks during the first and second calendar quarters, while demand for our steel storage rack systems typically peaks during the third and fourth calendar quarters. The timing of these fluctuations has been dependent on the overall economy and may change as our customer and product mix change.

Equipment failures will interfere with production and increase costs.

     Our  manufacturing   processes  depend  on  production  mills  and  related
equipment, which are occasionally out of service as a result of mechanical failures. We may experience material plant shutdowns or periods of reduced production as a result of equipment failures. Interruptions in our production capabilities will increase production costs and reduce our sales and earnings. Furthermore, any interruption in production capability may require us to make capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, loss of energy, explosions and adverse weather conditions.

We are dependent on a small sales force for a majority of our sales, so losing any of them would adversely affect our business.

     We depend on an internal sales force of 13 people. Our sales force accounted for approximately 90% of the Company's sales in 2005. Therefore, the loss of any of our sales employees may have an adverse effect on our business, financial condition and results of operations.

We are dependent on our distributors for a significant portion of our SpaceRak(R) sales, so their failure to sell our products adequately would adversely affect our business.

     We depend on our distributors for a significant portion of our sales of SpaceRak(R) products. If our distributors fail to market, promote and sell our products adequately, our business, financial condition and results of operations would be adversely affected.

Purchasers of our products may assert product liability claims against us.

     Actual or claimed defects in our products could give rise to product liability claims against us. We might be sued because of injury or death, property damage, loss of production or suspension of operations resulting from actual or claimed defects in our products. Regardless of whether we are ultimately determined to be liable, we might incur significant legal expenses not covered by insurance. In addition, product liability litigation could damage our reputation and impair our ability to market our products. Litigation could also impair our ability to retain product liability insurance or make our insurance more expensive. We have product liability insurance with a domestic liability limit of $4,000,000 and $4,380,000 for our Canadian operations. We could incur product liability claims in excess of our insurance coverage or that are subject to substantial deductibles, or we may incur uninsured product liability costs. If we are subject to an uninsured or inadequately insured product liability claim based on our products, our business, financial condition and results of operations would be adversely affected.

Environmental,  health and safety laws  regulating the operation of our business
could   increase  the  costs  of  producing   our  products  and  expose  us  to
environmental claims.

     Our business is subject to numerous U.S. and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of hazardous materials. Violations of such laws and regulations could lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current or former properties used or owned by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination. Moreover, future developments, such as changes in laws and regulations, more stringent enforcement or interpretation of laws and regulations, and claims for property damage or personal injury would cause us to incur substantial losses or expenditures. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws, regulations, enforcement proceedings or private claims might have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Common Shares

     The market price of our common shares has fluctuated significantly and there is presently not a significant trading market for the common shares.

     There is currently not a significant trading market for the common shares on the American Stock Exchange, and holders of our common shares might find it difficult to sell their common shares. The market price of our common shares has been volatile. Also, changes in our business, our results of operations, our financial condition, our industry, the economy, stock markets in general and trading in our stock in particular could cause the market price of our shares to fluctuate substantially.

We may not be able to maintain our listing on the American Stock Exchange, which would adversely affect the price of our common stock.

     Although our common shares are listed on the American Stock Exchange, we might not meet the criteria for continued listing on the American Stock Exchange in the future. If we are unable to meet the continued listing criteria of the American Stock Exchange and became delisted, trading of our common shares could be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of our securities or to obtain accurate market quotations for them. If our common shares were delisted from the American Stock Exchange, they may become subject to Rule 15g9, under the Securities Exchange Act of 1934, which imposes sales practice requirements on broker-dealers that sell "penny stock" securities to persons other than established customers and accredited investors. Application of this rule could adversely affect the ability, willingness or both of broker-dealers to sell our securities.

The market price of the common shares may be depressed by shares eligible for future sale, shares reserved for future issuance upon the exercise of options and warrants and registration rights we have granted.

     Future sales of substantial amounts of common shares in the public market or the perception that such sales may occur could adversely affect the market price of the common shares. As of December 31, 2005, there are 4,640,130 common shares outstanding. Options, warrants and optional convertible note shares to purchase an aggregate of 3,837,154 common shares were outstanding and an additional 234,915 common shares was reserved for issuance upon exercise of options which have not yet been granted under our 2004 stock option plan. The common shares underlying these options and warrants will be eligible for sale under Rule 144 beginning at varying times from the date of this report. We have registered for resale 758,800 of these common shares, including 465,000 common shares subject to warrants issued in our 2004 note financing, 100,000 common shares subject to warrants issued to designees of the placement agent in our 2004 note financing, and 193,800 common shares subject to warrants being granted to the lead underwriters in connection with our initial public offering, and we expect to register for resale 2,663,269 of these common shares, including 1,834,862 common shares subject to conversion rights associated with our 2005 note financing, 390,000 common shares subject to warrants issued in our 2005 note financing, 138,407 common shares subject to warrants issued related to non-dilution provisions in our 2004 note financing, 300,000 common shares subject to warrants issued to designees of the placement agent in our 2005 note financing, and covering the common shares issuable under our 2004 stock option plan.

Provisions of our Articles of Incorporation, Bylaws and corporate law have anti-takeover effects.

     Some provisions in our articles of incorporation and bylaws could delay or prevent a change in control of the Company, even if that change might be beneficial to our shareholders. Our restated articles of incorporation and bylaws contain provisions that might make acquiring control of us difficult, including provisions limiting rights to call special meetings of shareholders and regulating the ability of our shareholders to nominate directors for election at annual meetings of our shareholders. In addition, our board of directors has the authority, without further approval of our shareholders, to issue preferred shares having such rights, preferences and privileges as the board of directors may determine. Any such issuance of preferred shares could, under some circumstances, have the effect of delaying or preventing a change in control of the Company and might adversely affect the rights of holders of common shares.

     In addition, we are subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of the Company. Anti-takeover provisions in our restated articles of incorporation and bylaws, anti-takeover provisions that could be included in the preferred shares when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed as beneficial by our shareholders.

     Our directors serve staggered three-year terms, and directors may be removed only for cause. Our restated articles of incorporation also set the minimum number of directors constituting the entire Board at three and the maximum at fifteen, and they require approval of holders of 90% of our voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise or by removing incumbent directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares held by our shareholders. See "Description of Securities."

The lead underwriter of our initial public offering continue to have significant influence over us.

     We agreed that for a period of two years from the closing of our initial public offering in February 2005, we would allow Joseph Gunnar & Co., LLC the right to appoint a non-voting observer to our board of directors. Joseph Gunnar & Co., LLC appointed Stephan Stein, its chief operating officer, as its non-voting observer. The observer is entitled to attend all meetings of the board of directors, to receive all notices and other correspondence and communications we send to the board of directors and to receive any compensation that may be paid to our non-employee directors. We have also entered into an agreement for Joseph Gunnar & Co., LLC to provide non-exclusive investment banking services to us indefinitely, unless either party notifies the other of its intention not to renew before the expiration of the then current one-year term. These arrangements may enable Joseph Gunnar & Co., LLC to exert significant influence over us through the presence of its designee at our board meetings and through its provision of investment banking services to us.


                                   THE COMPANY

Introduction

     We, through our subsidiary companies, manufacture and sell structural and mechanical steel tubing and engineered steel storage rack systems. We were incorporated in Michigan on January 16, 2002 and have made three acquisitions commencing in 2004. Our subsidiaries are Eugene Welding Co., or "EWCO," acquired in April 2004, Steelbank, Inc., or "Steelbank," acquired in May 2004, and substantially all of the assets and business of the Haines Road facility of Bolton Steel Tube Co., Ltd., in February 2005, other than the real estate. The Haines Road real estate and buildings were purchased in May of 2005. The Haines Road Facility and its real-estate were then combined into Steelbank which was renamed Steelbank Tubular, Inc.

     EWCO has two manufacturing facilities in Michigan, 80 miles north of Detroit, and Steelbank has a manufacturing facility in Mississauga, Ontario, Canada, a suburb of Toronto.

     We have signed a definitive agreement to purchase the assets of J & J Tube Inc. ("J&J") for approximately $5 million less closing adjustments. The transaction would be paid for through a combination of cash, seller notes and Tarpon Stock. J & J Tube is located in southern Kentucky and is a manufacturer of mechanical steel tubing. J&J sells primarily to the agricultural gate and fencing markets. The definitive agreement to acquire J & J is subject to completion of due diligence and certain closing conditions. The conditions include the presentation of a clean environmental report and delivery of audited financial statements, which may vary from the company's unaudited statements and representations. Accordingly, there can be no assurance that the acquisition will be consummated. Tarpon is in the process of securing financing for the acquisition, which is scheduled to close in the late second quarter or early third quarter of 2006. We intend to seek other acquisitions in the steel tubing and steel fabrication industries.

     Our executive offices are located at 2420 Wills Street, Marysville, Michigan 48040. Our telephone number is (810) 364-7421. Our e-mail address is tarponir@tarponind.com and our web site address is http://www.tarponind.com. Information accessed on or through our web site does not constitute part of this report.


Industry Overview

     The steel tubing and the steel storage rack systems industries are fragmented, with more than 100 manufacturers in the United States and Canada serving regional markets. Because of the size and weight of structural and mechanical steel tubing, costs of transportation are significant, and it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers' short lead-time requirements limit the geographic market for steel tubing manufacturers.

     Structural and Mechanical Steel Tubing

     Structural steel tubing, also known as hollow structural sections or "HSS", is processed continuously from hot rolled steel coil, roll formed and welded in line using high frequency welding. The tubing is cut to length by an in-line traveling saw or shear. HSS is manufactured at EWCO in round, square and rectangular sections in sizes ranging from 1.5 inches square and round through 5 inches round and 4 inches square and associated rectangles and rounds to ASTM A500 Grade B and C specifications. HSS is used as structural members for buildings and structural frames and parts for equipment in a variety of applications and industries. Structural steel tubing provides a high strength-to-weight ratio, uniform strength, torsional rigidity, an aesthetic appearance, cost-effectiveness and recyclability.

     Mechanical steel tubing is typically manufactured to smaller sizes, 2 inches square and below. At EWCO and Steelbank mechanical tubing is produced from hot rolled pickled and oiled, cold rolled, aluminized, pre-galvanized (G-60 or G-90), and galvalume steel and galvanneal strip. These products are manufactured typically to ASTM A513 type 1 or 2 specifications. Mechanical steel tubing is manufactured from low carbon to high strength, low alloy material, for greater strength and formability. Using this type of steel allows for lighter weight products for use in automotive parts and furniture and in a variety of applications for machine and equipment parts, typically where formability, machinability and fluid conduction are required.

     Steel Storage Rack Systems

     Steel storage rack systems are generally structural steel tubing or structural beams, assembled from fabricated metal components and are welded together to form frames and beams. These standard components can be assembled to form:

o selective racks, which are typically used in public and commercial warehouse applications where the ability to select palletized materials is desired, which represent a substantial majority of our steel storage rack system sales.

o drive-in/through racks, which provide high-density storage of palletized long shelf life products, such as salt.

o push back racks, another form of high-density storage, which provides some degree of selectivity, o cantilevered racks, which are typically used in the bulk storage of large unit items, such as lumber, plywood and drywall.

o archival storage systems, which are designed to provide high density records storage, including the legal, medical and banking industries.

o order-picking systems, which are designed to incorporate into the rack a conveying system and multi-level mezzanine from which product can be taken off pallets and repackaged for shipment to individual store locations.

     These systems are used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. Engineering and system design services are involved in choosing the appropriate components for the system. Leading manufacturers of steel storage rack systems are members of the Rack Manufacturers Institute, which promulgates standards for, and certifies standard rack components.

Our Operations

     EWCO

     EWCO manufactures and sells structural steel tubing and SpaceRak (R) steel storage rack systems at its facilities in Marysville and Marlette, Michigan.
EWCO commenced operations in 1954 as a manufacturer of steel products. Currently, EWCO manufactures structural and mechanical steel tubing in sizes ranging from 1.5 inches round and square to 5.0 inches round and 4.0 inches square, and complementary sizes in rectangular and specialty oval shapes, typically to the structural specification ASTM A500 Grade B and C and the mechanical specification ASTM A513 Grade B. In addition, EWCO manufactures steel storage rack systems, now including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. For the twelve month period ending December 31, 2005, tubular products accounted for approximately 48% of EWCO's revenues, and SpaceRak (R) systems accounted for approximately 52% of EWCO's revenues.

     In April 2004, Tarpon Industries acquired 100% of the outstanding common shares of EWCO from its sole shareholder, who was its Chief Executive Officer from April to August 2004. Tarpon acquired EWCO for $415,450 in cash paid to its sole shareholder for all of the then outstanding EWCO shares. Prior to the acquisition, EWCO redeemed 90% of the then outstanding shares from him for $3,603,144, of which $670,000 was represented by a promissory note that was paid out of the proceeds of our initial public offering in February 2005. The remaining $2,933,144 of the redemption price was retained by EWCO to repay a note to EWCO from the former sole shareholder relating to his acquisition of EWCO in 2001.

     Steelbank

     Steelbank operated as a structural and mechanical steel tubing warehouse and distribution center. Steelbank brokered the sale of structural and mechanical tubing that was manufactured by other tubing companies. The operation serviced the Canadian mechanical market with focus on automotive tubing and various furniture applications.

     On May 14, 2004, we acquired 100% of the outstanding common stock of Steelbank for a total cost of approximately $1,656,563 U.S. Dollars, by paying approximately $54,263 (Cdn.$75,000) in cash, issuing a promissory note in the principal amount of approximately $574,300 (Cdn.$800,000), payable in monthly installments of Cdn.$15,000 from July 1, 2004 to December 1, 2004 and Cdn.$200,000 on December 10, 2004, as well as Cdn.$62,500 of the holders' legal and other expenses at maturity, with the balance paid at the earlier of the closing of our initial public offering in February 2005, valued at $375,000 Cdn., by issuing 60,636 of our common shares in February 2005, and by issuing additional promissory notes in the aggregate principal amount of approximately $290,750 (Cdn.$405,000) payable over three years to the three former shareholders of Steelbank, unless their employment with Steelbank is terminated for specified reasons. The notes are secured by all of the shares of Steelbank and the assets of Steelbank. Canadian dollars are translated into U.S. dollars as of the acquisition date of May 14, 2004.

     In February 2005, the Company, through Steelbank completed the acquisition of the assets of the Haines Road facility, other than the land and plant building, and in May 2005 it completed the acquisition of the land and plant building. Steelbank, Inc combined with the Haines Road business and relocated to Haines Road. The Haines Road facility has manufactured and sold structural and mechanical steel tubing at its owned facility in Mississauga, Ontario, Canada, a suburb of Toronto, since 1988. Its customers' use these products for residential, commercial and industrial fencing, scaffolding, automotive after-market exhaust systems, racking and greenhouses. On April 6, 2005, Steelbank, Inc. changed its name to Steelbank Tubular, Inc. and had ceased substantially all of its prior operations.

     The aggregate purchase price including expenses related to the Haines Road acquisition transaction was approximately $10,190,000 (Cdn. $12,489,000) consisting of (1) approximately $9,211,000 (Cdn. $11,289,000) payable in cash and (2) approximately $979,000 (Cdn.$1,200,000) secured, subordinated promissory note, either payable 15 months after closing or by offsetting adjustments made after closing or for purchases by Bolton Steel Tube Co., LTD. ("Bolton") its former owner from Haines Road. The purchase price was allocated as follows:
$9,689,000 (Cdn. $11,875,000) for the assets acquired, a $200,000 success fee in connection with the transaction, payable to Bainbridge Advisors, a related party, over 24 months, and approximately $301,000 in expenses related to the transaction.

     Pursuant to a guarantee between Tarpon and Bolton, Tarpon guaranteed Steelbank Tubular, Inc.'s obligations under the secured subordinated promissory note executed by Steelbank Tubular, Inc. in favor of Bolton. As part of the transaction, Tarpon agreed not to compete with Bolton with respect to hot-dipped galvanized products for a period of six months after closing. Bolton also agreed not to compete with Tarpon on the pre-galvanized tubing market for six months. The six month non compete agreements expired on August 17, 2005.

     On May 18, 2005, Steelbank purchased the Haines Road real estate assets, including closing fees and expenses, for $4,638,000 (Cdn. $5,870,000), consisting of (1) approximately $530,000 (Cdn. $670,000) in cash, (2) approximately $2,765,000 (Cdn. $3,500,000) one year mortgage bridge financing, and (3) seller financing of approximately $948,000 (Cdn. $1,200,000) and $395,000 (Cdn. $500,000) payable August 18, 2006 in second and third mortgage financing, respectively.


Our Business Strategy

     Our business strategy is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, steel storage rack systems and related products in our current geographic market, and then to expand outside our markets. Key elements of our strategy are to:

     Acquire facilities, customers and management through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers or distributors. The steel tubing and the steel storage rack system industries are fragmented, with more than 100 manufacturers in the United States and Canada serving regional markets, providing us with potential acquisition opportunities. We could use our common shares, other securities or additional indebtedness for possible strategic acquisitions of steel tubing, steel storage rack system and related product manufacturers, distributors or both, to expand our manufacturing capabilities within our current geographic markets to realize purchasing and administrative economies of scale and to expand our geographic markets by acquiring manufacturing facilities closer to additional customers. We regularly review potential acquisition opportunities, and are presently in contract for one acquisition.

     Integrate the operations of EWCO, and Steelbank, as appropriate and other entities we may acquire. We are using our combined buying power to purchase more efficiently and to use senior management's purchasing expertise. We are centralizing some management functions, including accounting, finance, human resources and administration and adopt consistent standards, controls, procedures and policies. Because they produce different products for different customers, with EWCO primarily producing structural steel tubing and Steelbank primarily producing mechanical steel tubing, we currently intend to continue to use the EWCO and Steelbank facilities to manufacture the types of products they currently produce.


                             REGISTERING SHAREHOLDER

     The following table presents certain information regarding the beneficial ownership of shares of our common stock by the Registering Shareholder as of April1, 2006, assuming conversion of the convertible note and exercise of the warrants held by the Registering Shareholder. Except as set forth below, the Registering Shareholder does not, or within the past three years has not had, any position, office or other material relationship with us. Following the offering, and assuming all of the common stock offered by the Registering Shareholder has been sold, the Registering Shareholder will not beneficially own any of our common stock, except as noted below.


                                    Number of Shares
                                    Beneficially Owned    Total Number of Shares
Name of                             Prior to the          Registered                Number of Shares Owned
Registering Shareholder             Offering (1)          (2)                       After Offering (2)
----------------------------------- --------------------- ------------------------- ----------------------------------
                                                                                    Number            Percent
                                                                                    ----------------- ----------------
Laurus Master Fund, Ltd. (3)        243,703               2,224,863                 0                 0



(1) Represents 4.99% of our outstanding common stock on April 1, 2006, including shares beneficially owned by the Registering Shareholder, since the Registering Shareholder may not convert the minimum convertible note or exercise the warrants if such conversion or exercise would cause the Registering Shareholder to beneficially own more than 4.99% of our common stock; including the shares beneficially deemed owned by it, provided, however, that this limitation shall automatically become null and void following an event of default under the security agreement related to the convertible note or upon 75 days' prior notice to us, except that at no time shall the number of shares of common stock beneficially owned by the Registering Shareholder exceed 19.99% of our outstanding common stock, including such shares.

(2) The Registering Shareholder has the right to convert and exercise the convertible note into 1,834,862 shares of our common stock that may be issued upon conversion of the principal amount outstanding under the convertible note and 390,000 shares of our common stock that may be issued upon exercise of the warrants.

(3) Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. Grin is c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022.


                              PLAN OF DISTRIBUTION

     The sale of Shares by the Registering Shareholder may be effected from time to time in private transactions or on the AMEX, at prevailing prices at the time of the sale or at negotiated prices. The Registering Shareholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Registering Shareholder. The Registering Shareholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Registering Shareholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Registering Shareholder with respect to the Shares of Common Stock offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     To the extent required under the Securities Act, a supplemental Prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Registering Stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases of any of the securities by the Registering Shareholder.

     There is no assurance that any of the Registering Shareholder will sell any of the shares registered hereunder.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Registering Shareholder shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares.

         The Company proposes to keep the registration statement relating to the offering and sale by the Registering Shareholder of the Shares continuously effective but the Company may, at such time as it determines, file an amendment to remove any unsold Shares.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, no par value. As of April ___, 2006, 4,640,130 shares of Common Stock, and no shares of Preferred Stock, were outstanding.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. The Board of Directors is classified, with only one third of the Board of Directors elected annually. In general, this will result in each Director being elected for a three year term, and two annual elections are necessary to affect a change in a majority of the Board of Directors.

     Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. Any action taken by holders of Common Stock must be taken at an annual or special meeting and may not be taken by written consent. The outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon the completion of the offering will be, fully paid and nonassessable.


                                 TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company. The address and telephone number of the transfer agent are: American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, (718) 921-8261.


                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Company by Ruskin Moscou Faltischek, P.C., Uniondale, New York.


                                     EXPERTS

     The financial statements of the Company for the two years ended December 31, 2005 incorporated in this Prospectus by reference, have been audited by Grant Thornton LLP, independent Registered Public Accounting Firm, as indicated in their report with respect thereto, (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern) and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Articles of Incorporation limits, to the maximum extent permitted by Michigan Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Articles of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by Michigan Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Articles of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.


                                TABLE OF CONTENTS

                                                                       PAGE

AVAILABLE INFORMATION                                                  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                        2
FORWARD-LOOKING STATEMENTS                                             3
PROSPECTUS SUMMARY                                                     3
RISK FACTORS                                                           4
THE COMPANY                                                            14
REGISTERING SHAREHOLDER                                                18
PLAN OF DISTRIBUTION                                                   19
DESCRIPTION OF CAPITAL STOCK                                           19
TRANSFER AGENT                                                         20
LEGAL MATTERS                                                          20
EXPERTS                                                                20
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                             20



                             TARPON INDUSTRIES, INC.

                        2,224,862 Shares of Common Stock
                       offered by Registering Shareholder



                                   PROSPECTUS



                                                          _____________, 2006

     Until ___________ (40 days from the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, payable in connection with the sale of the Common Stock being registered hereby, which shall be borne by the Registrant. Except for the SEC registration fee, all expenses are estimated.

         ITEM                                                 AMOUNT*
         ---------------------------------                    ---------------

         SEC registration fee                                 $   598
         Printing and engraving expenses                      $15,000
         Legal fees and expenses                              $20,000
         Auditors' accounting fees and expenses               $10,000
         Miscellaneous expenses                               $ 4,402

         Total                                                $50,000
-----------------------
* Estimated for filing purposes.


     The   Registering   Shareholder   will  be  responsible   for  all  selling
commissions, transfer taxes and related charges in connection with the offer and sale of the Shares offered hereby.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Michigan ("Michigan Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Articles of Incorporation provides further that the Registrant shall indemnify to the fullest extent permitted by Michigan Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Registrant. Subject to the Registrant's Articles of Incorporation, the Bylaws provide that the Registrant shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.


ITEM 16.  EXHIBITS.

EXHIBIT          DESCRIPTION

     2.1 Stock Purchase Agreement, dated as of November 23, 2003, between Charles Vanella and Wall St. Acquisitions, Inc. (now know as Tarpon Industries, Inc.), including First Amendment to Share Purchase
          Agreement, dated as of February 1, 2004, Second Amendment to Share Purchase Agreement, dated as of February 18, 2004, Third Amendment to Share Purchase Agreement, dated as of March 23, 2004, and Fourth Amendment to Share Purchase Agreement, dated as of April 2, 2004, incorporated by reference to Exhibit 2.1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     2.2 Redemption Agreement, dated as of April 2, 2004, between Eugene Welding Co. and Charles Vanella, incorporated by reference to Exhibit
          2.2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     2.3 Share Purchase Agreement, dated as of April 2, 2004, among BST Acquisitions Ltd., Tarpon Industries, Inc., Jeffrey Greenberg, Mark D. Madigan and Barry Seigel, incorporated by reference to Exhibit 2.3 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     2.4 Amending Agreement, dated as of May 5, 2004, among Barry Seigel, Jeffrey Greenberg and Mark Madigan, BST Acquisition Ltd. and Tarpon Industries, Inc., incorporated by reference to Exhibit 2.4 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     2.5 Second Amending Agreement, dated as of December 10, 2004, among Barry Seigel, Jeffrey Greenberg and Mark Madigan, BST Acquisition Ltd., Tarpon Industries, Inc. and Steelbank Inc., incorporated by reference to Exhibit 2.5 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     2.6 Asset Purchase Agreement, dated as of June 21, 2004, between BST Acquisition, Ltd. And Bolton Steel Tube Co., Ltd., including forms of notes, incorporated by reference to Exhibit 2.4 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     2.7 Form of Real Estate Purchase Agreement between 1387746 Ontario Inc. and BST Acquisition Ltd., incorporated by reference to Exhibit 2.7 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     2.8 First Amending Agreement, dated as of December 15, 2004, between Bolton Steel Tube Co. Ltd., BST Acquisition, Ltd. and Winston Penny and Henry Koury, incorporated by reference to Exhibit 2.8 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     2.9 Second Amending Agreement, dated as of February 11, 2005, between Bolton Steel Tube Co. Ltd., BST Acquisition, Ltd. and Winston Penny and Henry Koury, incorporated by reference to Exhibit 2.3 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     2.10 Guarantee, dated as of February 17, 2005, executed by Tarpon Industries, Inc. in favor of Bolton Steel Tube Co., Ltd., incorporated by reference to Exhibit 2.4 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     2.11 Asset Purchase Agreement dated as of August 30, 2005, by and among Midwest Tube Mills, Inc., Richard L. Russell, individually and as Trustee of the Richard L. Russell 2004 Annuity Trust, and MTM Acquisition Company, incorporated by reference to Exhibit 2 to the registrant's Form 8-K filed August 30, 2005.

     2.12 Amended and Restated Asset Purchase Agreement dated as of November 11, 2005, by and among C&W Manufacturing, Inc., David Perkins and Deborah Carpenter, individually, and FM, Inc., incorporated by reference to
          Exhibit 2 to the registrant's Form 8-K filed November 11, 2005.

     2.13 Asset Purchase Agreement dated as of April 4, 2006, by and among J and J Tube, Inc., Ken Jimerson, individually, and J and J Acquisition One Corp. and the Exhibits annexed thereto, namely, a form of agreement of lease and forms of promissory notes, incorporated by reference to
          Exhibit 99.1 to the registrant's report on Form 8-K filed April 7, 2006.

     3(i) Amended and Restated  Articles of Incorporation of Tarpon  Industries,
          Inc., incorporated by reference to Exhibit 3(i) to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     3(ii) Amended and Restated Bylaws of Tarpon Industries, Inc., incorporated by reference to Exhibit 3(ii) to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.1 Specimen Stock Certificate, incorporated by reference to Exhibit 4.1 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     4.2 Loan and Security Agreement, dated as of August 11, 2004 between Standard Federal Bank N.A. and Eugene Welding Co., including forms of Revolving Note and Term Note, incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.3 Continuing Unconditional Guaranty of Tarpon Industries, Inc. to Standard Federal Bank, N.A., dated August 11, 2004, incorporated by reference to Exhibit 4.3 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.4 Securities Pledge Agreement, dated August 11, 2004, between Tarpon Industries, Inc. and Standard Federal Bank, N.A., incorporated by reference to Exhibit 4.4 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.5 Subordination Agreement, dated August 11, 2004 between Charles A. Vanella and Standard Federal Bank, N.A., incorporated by reference to
          Exhibit 4.5 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.6 Subordination Agreement, dated August 11, 2004 between Anand Dhanda and Standard Federal Bank, N.A., incorporated by reference to Exhibit
          4.6 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.7 Subordination Agreement, dated August 11, 2004 between Riyaz Jinnah and Standard Federal Bank, N.A., incorporated by reference to Exhibit
          4.7 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.8 Subordination Agreement, dated August 11, 2004, between Joseph Gunnar & Co., LLC, as agent of the note holders, and Standard Federal Bank, N.A., incorporated by reference to Exhibit 4.8 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.9 Factoring Agreement, dated as of May 14, 2004, between Greenfield Commercial Credit, Inc. and Steelbank, Inc., incorporated by reference to Exhibit 4.9 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.10 Security Agreement, dated as of May 14, 2004, between Greenfield Commercial Credit, Inc. and Steelbank, Inc., incorporated by reference to Exhibit 4.10 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.11 Guarantee, dated as of May 14, 2004, from Tarpon Industries, Inc. to Greenfield Commercial Credit, Inc., incorporated by reference to
          Exhibit 4.11 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.12 Subordination Agreement, dated May 2004 among Anand Dhanda, Riyaz Jinnah and Greenfield Commercial Credit, Inc., incorporated by reference to Exhibit 4.12 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.13 Subordination Agreement, dated as of May 14, 2004, between Joseph Gunnar & Co., LLC, as agent of the note holders, and Greenfield Commercial Credit, Inc., incorporated by reference to Exhibit 4.13 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.14 Subordination Agreement, dated as of May 14, 2004, among Barry Seigel, Jeffrey Greenberg, Mark Madigan and Greenfield Commercial Credit, Inc., incorporated by reference to Exhibit 4.14 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     4.15 Amendment to Loan and Security Agreement, dated December 24, 2004 between Standard Federal Bank N.A. and Eugene Welding Company, including amended revolving note, incorporated by reference to Exhibit
          4.15 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     4.16 Loan Agreement, dated as of February 17, 2005, by and among LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch and Steelbank Inc., incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     4.17 Guarantee, dated as of February 17, 2005, executed by Tarpon Industries, Inc. in favor of LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, incorporated by reference to
          Exhibit 10.2 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     4.18 General Security Agreement, dated as of February 17, 2005, executed by Steelbank Inc. in favor of LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, incorporated by reference to Exhibit
          10.3 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     4.19 General Security Agreement, dated as of February 17, 2005, executed by Tarpon Industries, Inc. in favor of LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, incorporated by reference to Exhibit 10.4 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     4.20 Share Pledge Agreement, dated as of February 17, 2005, executed by Tarpon Industries, Inc. in favor of LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, incorporated by reference to Exhibit 10.5 to the registrant's Current Report on Form 8-K, dated February 17, 2005.

     5    Opinion of Ruskin Moscou Faltischek, P.C. to be filed by amendment

     10.1 Form of Promissory Note made by Eugene Welding Co. in favor of Charles
          A. Vanella, including Guaranty of Tarpon Industries, Inc., incorporated by reference to Exhibit 10.1 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.2 Form of First Amendment to Promissory Note made by Eugene Welding Co. in favor of Charles A. Vanella, incorporated by reference to Exhibit
          10.2 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.3 Stock Pledge Agreement between Eugene Welding Co. and Charles A. Vanella and Cusmano & Co., P.C., effective April 2, 2004, incorporated by reference to Exhibit 10.3 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.4 Lease Agreement, dated October 22, 2001, between Eugene Welding Co. and the Charles J. Loznak Trust, concerning its Marysville and Marlette, Michigan facilities, incorporated by reference to Exhibit
          10.1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

     10.5 Form of Promissory Note made by Steelbank Inc. in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan, in the principal amount of Cdn $800,000, incorporated by reference to Exhibit 10.5 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.6 Form of Promissory Note made by Steelbank Inc. in favor of each of Barry Seigel, Jeffrey Greenberg and Mark Madigan, each in the principal amount of Cdn $135,000, incorporated by reference to Exhibit
          10.6 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.7 General Security Agreement, dated May 14, 2004, made by Steelbank Inc. to and in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan, incorporated by reference to Exhibit 10.7 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.8 Securities Pledge Agreement, dated May 14, 2004, made by BST Acquisition Ltd. and Steelbank Inc. to and in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan, incorporated by reference to
          Exhibit 10.8 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

     10.9 Guarantee, dated May 14, 2004, made by Steelbank Inc. to and in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan, incorporated by reference to Exhibit 10.9 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

    10.10 Lease Agreement, dated July 1, 2001, between Ciriaco Forgione and Filomena Forgione and Tube Distributors, Inc. (assigned to Steelbank, Inc.), concerning its Mississauga, Ontario facility, incorporated by reference to Exhibit 10.2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.11 Tarpon Industries, Inc. 2004 Stock Option Plan, incorporated by reference to Exhibit 10.3 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.12 Forms of Stock  Option  Agreement  under the 2004 Stock  Option Plan,
          incorporated  by  reference  to  Exhibit  10.4  to  the   registrant's
          registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.13 Employment Agreement, dated as of January 12, 2004, among Tarpon Industries, Inc., Eugene Welding Co. and J. Peter Farquhar,
          incorporated by reference to Exhibit 10.13 to amendment no. 1 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on January 14, 2005.

    10.14 Amended and restated employment agreement, dated as of April 15, 2005, among Tarpon Industries, Inc., Eugene Welding Co., Steelbank Tubular, Inc. and J. Peter Farquhar, incorporated by reference to
          Exhibit 10.14 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2004,

    10.15 Employment Agreement, dated as of July 8, 2004, among Tarpon Industries, Inc., Eugene Welding Co. and James T. House, incorporated by reference to Exhibit 10.6 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.16 Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Jeffrey Greenberg, incorporated by reference to Exhibit 10.7 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.17 Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Mark D. Madigan, incorporated by reference to Exhibit 10.8 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.18 Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Barry Seigel, incorporated by reference to Exhibit 10.9 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.19 Employment Agreement,  dated as of November 1, 2002, between EWCO and
          C. David Weaver, incorporated by reference to Exhibit 10.10 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.20 Employment Agreement, dated as of February 1, 2005, among Tarpon Industries, Inc., Eugene Welding Company, Steelbank Inc., BST Acquisition Ltd. and Patrick Hook, incorporated by reference to
          Exhibit 10.19 to amendment no. 2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 3, 2005.

    10.21 Termination Agreement, dated as of September 3, 2004, among Tarpon Industries, Inc., Eugene Welding Co., Steelbank, Inc., BST Acquisition Ltd. and Charles A. Vanella, incorporated by reference to Exhibit
          10.11 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.22 Management Consulting Agreement, dated April 7, 2004, between Tarpon Industries, Inc. and Bainbridge Advisors, Inc. and First Amendment to Management Consulting Agreement, dated as of October 13, 2004, effective April 7, 2004, incorporated by reference to Exhibit 10.12 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.23 Second amendment to Management and Consulting Agreement, dated as of April 15, 2005, between Tarpon Industries, Inc., Eugene Welding Co., Steelbank Tubular, Inc. and Bainbridge Advisors, Inc. Incorporated by reference to Exhibit 10.22 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2004.

    10.24 Agency Agreement, dated as of March 25, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC, concerning 2004 note financing, incorporated by reference to Exhibit 10.13 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.25 Form of Warrant to Purchase Common Stock of Tarpon Industries, Inc., issued to purchasers of notes in February, March and April 2004, incorporated by reference to Exhibit 10.14 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.26 Form of Warrant to Purchase Common Stock of Tarpon Industries, Inc., issued to designees of Joseph Gunnar & Co., LLC, the placement agent in our April 2004 note financing, incorporated by reference to Exhibit
          10.15 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.27 Form of Tarpon Industries, Inc. 8% Junior Secured Promissory Note issued in February, March and April 2004, incorporated by reference to
          Exhibit 10.16 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.28 Form of Agency Appointment Agreement, dated as of April 5, 2004, between Joseph Gunnar & Co., LLC and each of the purchasers of our notes in April 2004, incorporated by reference to Exhibit 10.17 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.29 General Security Agreement, dated as of April 5, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC, as representative of the note holders, incorporated by reference to Exhibit 10.18 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.30 Guaranty, dated as of April 5, 2004, from Eugene Welding Co. to Joseph Gunnar & Co., LLC, as representative of the note holders, incorporated by reference to Exhibit 10.19 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.31 General Subordinated Security Agreement, dated as of April 5, 2004, between Eugene Welding Co. and Joseph Gunnar & Co., LLC, as representative  of the note  holders,  incorporated  by  reference  to
          Exhibit 10.20 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.32 Guaranty,  dated as of May 18, 2004, from Eugene Welding Co. to Riyaz
          H. Jinnah and Anand M.  Dhanda,  incorporated  by reference to Exhibit
          10.21 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.33 General Subordinated Security Agreement, dated as of April 2004, between Eugene Welding Co. and Riyaz H. Jinnah and Anand M. Dhanda, incorporated by reference to Exhibit 10.22 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.34 Guaranty, dated as of May 18, 2004, from Steelbank, Inc. to Joseph Gunnar & Co., LLC, as representative of the note holders, incorporated by reference to Exhibit 10.23 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.35 General  Subordinated  Security Agreement,  dated as of May 18, 2004, between Steelbank, Inc. and Joseph Gunnar & Co., LLC, as representative of the note holders, incorporated by reference to
          Exhibit 10.24 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.36 Guaranty, dated as of May 18, 2004, from Steelbank, Inc. to Riyaz H. Jinnah and Anand M. Dhanda, incorporated by reference to Exhibit 10.25 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.37 General Subordinated Security Agreement, dated as of May 14, 2004, between Steelbank, Inc. and Riyaz H. Jinnah and Anand M. Dhanda, incorporated by reference to Exhibit 10.26 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.38 Investment Banking Agreement, dated as of April 5, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC., incorporated by reference to Exhibit 10.27 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on November 1, 2004.

    10.39 Form of Promissory Note to be made by BST Acquisition Ltd. in favor of Bolton Steel Tube Co. Ltd., incorporated by reference to Exhibit
          10.36 to amendment no. 2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 3, 2005.

    10.40 Form of General Security Agreement to be made between BST Acquisition Ltd. and Bolton Steel Tube Co. Ltd., incorporated by reference to
          Exhibit 10.37 to amendment no. 2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 3, 2005.

    10.41 Form of Guarantee to be made by Tarpon Industries, Inc. in favor of Bolton Steel Tube Co. Ltd., incorporated by reference to Exhibit 10.38 to amendment no. 2 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 3, 2005.

    10.42 Form of Lock-up Agreement between Joseph Gunnar & Co., LLC and Tarpon Industries, Inc. shareholders and holders of options and warrants, incorporated by reference to Exhibit 10.40 to amendment no. 3 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 11, 2005.

    10.43 Form of Underwriting Agreement,  incorporated by reference to Exhibit
          1.1 to amendment no. 3 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 11, 2005.

    10.44 Form  of  Lead  Underwriters'  Warrant  Agreement,   incorporated  by
          reference to Exhibit 1.2 to amendment no. 3 to the registrant's registration statement on Form S-1 (file no. 333-120117) filed on February 11, 2005.

    10.45 Subordination Agreement, dated May 18, 2005, by and among Steelbank Tubular, Inc., Tarpon Industries, Inc., The Equitable Trust Company and LaSalle Business Credit, a division of ABN Amro N.V. Canada Branch, incorporated by reference to Exhibit 10.1 to the registrant's Form 8-K filed May 18, 2005.

    10.46 Commitment Letter, dated May 12, 2005, by and among First National Corporation, on behalf of The Equitable Trust Company, Steelbank Tubular, Inc. and Tarpon Industries, Inc., incorporated by reference to Exhibit 10.2 to the registrant's Form 8-K filed May 18, 2005.

    10.47 Charge/Mortgage, dated May 18, 2005, by Steelbank Tubular Inc. in favor of The Equitable Trust Company, incorporated by reference to
          Exhibit 10.3 to the registrant's Form 8-K filed May 18, 2005.

    10.48 General Security Agreement, dated as of May 18, 2005, executed by Steelbank Tubular, Inc. in favor of The Equitable Trust Company, incorporated by reference to Exhibit 10.4 to the registrant's Form 8-K filed May 18, 2005.

    10.49 Guarantee and Postponement of Claim, dated as of May 18, 2005, executed by Tarpon Industries, Inc. in favor of The Equitable Trust Company, incorporated by reference to Exhibit 10.5 to the registrant's Form 8-K filed May 18, 2005.

    10.50 Securities Purchase Agreement,  dated as of December 13, 2005, by and
          between  Tarpon  Industries,   Inc.  and  Laurus  Master  Fund,  Ltd.,
          incorporated by reference to Exhibit 99.1 to the registrant's Form 8-K filed December 13, 2005.

    10.51 Secured Convertible Promissory Note, dated as of December 13, 2005, executed by Tarpon Industries, Inc. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit 99.2 to the registrant's Form 8-K filed December 13, 2005

    10.52 Common Stock Purchase Warrant, dated as of December 13, 2005, incorporated by reference to Exhibit 99.3 to the registrant's Form 8-K filed December 13, 2005.

    10.53 Subsidiary Guaranty, dated as of December 13, 2005, executed by the wholly-owned subsidiaries of Tarpon Industries, Inc., incorporated by reference to Exhibit 99.4 to the registrant's Form 8-K filed December 13, 2005.

    10.54 Stock Pledge Agreement, dated as of December 13, 2005, incorporated by reference to Exhibit 99.5 to the registrant's Form 8-K filed December 13, 2005.

    10.55 Master   Security   Agreement,   dated  as  of  December   13,  2005,
          incorporated by reference to Exhibit 99.6 to the registrant's Form 8-K filed December 13, 2005.

    10.56 Registration Rights Agreement, dated as of December 13, 2005, by Tarpon Industries, Inc. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit 99.7 to the registrant's Form 8-K filed December 13, 2005.

    10.57 Grant of Security Interest in Trademarks, dated as of December 13, 2005, by Tarpon Industries, Inc. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit 99.8 to the registrant's Form 8-K filed December 13, 2005.

    10.58 First Amendment to Loan Agreement and Reaffirmation of Guarantee, dated December 13, 2005, by and between Steelbank Tubular, Inc. and ABN AMRO Bank, N.V., Canada Branch, and reaffirmed by Tarpon Industries, Inc., incorporated by reference to Exhibit 99.9 to the registrant's Form 8-K filed December 13, 2005.

    10.59 Second Amendment to Loan Agreement and Reaffirmation of Guaranty, dated December 13, 2005, by and between Eugene Welding Co. and LaSalle Bank Midwest N.A., and reaffirmed by Tarpon Industries, Inc., incorporated by reference to Exhibit 99.10 to the registrant's Form 8-K filed December 13, 2005.

    10.60 Security Agreement, dated December 13, 2005, by and between Tarpon Industries, Inc. and LaSalle Bank Midwest N.A., incorporated by reference to Exhibit 99.11 to the registrant's Form 8-K filed December 13, 2005.

    10.61 Subordination Agreement, dated December 13, 2005, by and between LaSalle Bank Midwest N.A. and ABN AMRO Bank, N.V., Canada Branch, and consented to by Tarpon Industries, Inc. and its subsidiaries, incorporated by reference to Exhibit 99.12 to the registrant's Form 8-K filed December 13, 2005.

    10.62 Agreement dated March 20, 2006 between Agellan Investments and Steelbank Tubular, Inc. for the sale and leaseback of its Mississauga, Ontario, incorporated by reference to Exhibit 99.2 of the registrant's report on Form 8-K dated March 20, 2006.

     21.1 Subsidiaries of Tarpon Industries,  Inc.  incorporated by reference to
          Exhibit 21.1 of the registrant's report on Form 10-K dated March 31, 2006.


ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii) To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by the Company pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this registration statement.

     2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 12, 2006.

                                            TARPON INDUSTRIES, INC.

                                            By: /s/J. Peter Farquhar
                                            ----------------------------
                                            J. Peter Farquhar
                                            Chief Executive Officer,
                                            President and Director

                                            By: /s/Matthew Soderman
                                            ----------------------------
                                            Matthew Soderman
                                            Chief Accounting Officer

     In accordance with the requirements of the Act, this Registration Statement on Form S-3was signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of J. Peter Farquhar and Matthew Soderman with full power and substitution to execute in the name of such person and to file any amendment or post-effective amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints J. Peter Farquhar and Matthew Soderman with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this Registration Statement.

                          By: /s/J. Peter Farquhar        Date: April 12, 2006
                          -------------------
                          J. Peter Farquhar
                          Director

                          By: /s/Michael Ard              Date: April 12, 2006
                          -------------------
                          Michael Ard
                          Director

                          By: /s/Tracy Shellabarger       Date: April 12, 2006
                          -------------------
                          Tracy Shellabarger
                          Director

                          By: /s/Robert Pry               Date: April 12, 2006
                          -------------------
                          Dr. Robert Pry
                          Director

                                  EXHIBIT 24.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our report dated March 29, 2006 accompanying the consolidated financial statements of Tarpon Industries, Inc. ("the Company") and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern) included in the Annual Report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


                                            /s/GRANT THORNTON LLP
                                            -----------------------------------
                                            GRANT THORNTON LLP

Detroit, Michigan
April 12, 2006